CHARTER OF THE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF

TOUGHBUILT INDUSTRIES, INC.

1.	Purpose

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Toughbuilt Industries, Inc. (the “Company”) is appointed by the Board: to assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (a) to recommend to the Board director nominees for each Board committee; (c) to recommend to the Board the corporate governance guidelines applicable to the Company; (d) to lead the Board in its annual review of the performance of the Board and (its committees; and (e) to take a leadership role in shaping the corporate governance of the Company.

2.	Committee Membership

The Committee shall consist of no fewer than two members. The members of the Committee shall satisfy the independence requirements of The NASDAQ Stock Market (“NASDAQ”) with respect to nominating committees. The members of the Committee shall be appointed and replaced by the Board. One member of the Committee shall be appointed as Chairman by the Board.

3.	Meetings

The Committee shall meet as often as necessary to carry out its responsibilities. The Chairman of the Committee shall preside at each meeting. Minutes shall be kept of each meeting of the Committee.

4.	Committee Authority and Responsibilities

A.	The Committee shall perform the core function of recommending director candidates (a) for the Board’s selection for presentation to the stockholders for their approval at the annual meeting of the stockholders and (b) for the Board’s approval to fill any vacancies on the Board, whether created by expansion, resignation, retirement or any other reason. This responsibility includes: (i) working with the full Board to develop criteria and procedures for the identification and recruitment of candidates for Board membership, as reflected in the Company’s corporate governance guidelines; (ii) reviewing candidates’ qualifications (including independence) and any potential conflicts with the Company’s interests; (iii) evaluating each director’s individual performance when considering whether to re-nominate the director for reelection to the Board; and (iv) making recommendations to the full Board with respect to these matters. In the event that the Company is legally required by contract or otherwise to provide third parties with the ability to designate directors, the selection and nomination of such directors need not be subject to the process set forth herein.

B.	The Committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have authority to approve the search firm’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

C.	The Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, including the effectiveness of its committees, to be discussed with the full Board following the end of each fiscal year.

D.	The Committee shall initially create and recommend for adoption by the Board corporate governance guidelines for the Company and, on an annual basis thereafter, review and reassess the adequacy of these guidelines and recommend any proposed changes to the Board for approval.

E.	The Committee shall annually review the succession planning recommendations for the Company’s senior executive officers, including but not limited to the Chief Executive Officer and will do so in concert with the Compensation and Stock Option Committee and the Chairman of the Board of Directors.

F.	The Committee may form and delegate authority to subcommittees when appropriate.

G.	At each meeting of the Board that follows a meeting of the Committee, the Chairman of the Committee shall report to the full Board on the matters considered at the last meeting(s) of the Committee.

H.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.

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